Exhibit 99.1

April 25, 2018

A. O. Smith reports double digit earnings growth on record first quarter sales

Milwaukee, Wis.—A. O. Smith Corporation (NYSE:AOS) today announced net earnings of $98.8 million or $0.57 per share on record sales of $788.0 million for the first quarter of 2018. Sales were 6.5 percent higher than sales of $740.0 million reported in the same quarter of 2017. Net earnings in 2017 were $87.7 million, or $0.50 per share.

Adjusted net earnings of $103.8 million or $0.60 per share were over 18 percent higher than the first quarter of 2017 and excluded $5.0 million or $.03 per share of after-tax restructuring and impairment charges related to the closing of the company’s commercial water heater plant in Renton, Wash., and transfer of production to plants in Tennessee and South Carolina.

A. O. Smith is providing non-GAAP measures (adjusted net earnings, adjusted earnings per share and adjusted segment earnings) for 2018 that exclude the restructuring and impairment charges related to the plant closing. Reconciliations to measures on a GAAP basis are provided in the financial information included with this press release.

Earlier in the month, A. O. Smith announced it was named the primary supplier of water treatment products to all Lowe’s home improvement stores in the U.S. The transition to the A. O. Smith brand at Lowe’s will take place beginning in August. The company expects sales of approximately $15 million and a small loss due to start-up and transition costs from the new business in 2018.

“The key fundamentals of our business: organic growth, stable replacement demand, innovation and new products with features and benefits that consumers want and can afford continued to remain in place. We are pleased to deliver solid performance in the face of higher costs, particularly higher steel prices,” Chairman and Chief Executive Officer Ajita Rajendra noted. “We established a noteworthy start to 2018.”

“The new business at Lowe’s underscores our strong relationship with this important customer and represents our ability to accelerate growth of our North American water treatment product line,” Rajendra continued.

North America segment

Sales of the North America segment were $501.7 million in the first quarter, a three percent increase over the same period in 2017. Increased boiler volumes and increased sales due to pricing actions for water heaters in mid-2017 in response to higher steel costs were partially offset by lower water heater volumes in Canada. North America water treatment sales incrementally added approximately $8 million to first quarter segment sales.

Segment earnings of $106.0 million were nearly two percent higher than the $104.2 million earned in the first quarter of last year. The 2017 pricing actions and the impact to earnings from higher boiler volumes were partially offset by higher steel and other costs. Segment earnings included $6.7 million of pre-tax charges associated with the Renton plant closing. Adjusted segment margin improved to 22.5 percent compared with segment margin of 21.4 percent for the first quarter of 2017 due to the factors identified above.

As a result of significantly higher steel prices and inflationary pressure on freight and other costs since the beginning of 2018, the company announced a price increase of up to 12 percent on its U.S. water heater products effective in early June. The company expects the price increase to average approximately 10 percent.

Rest of World segment

First quarter sales for the Rest of World segment increased 13 percent over the 2017 first quarter to $293.8 million. In China, sales increased 13 percent including approximately $21 million of benefit from currency translation due to the appreciation of the China currency compared with the prior year. In local currency terms, sales grew four percent and were negatively impacted by a pre-buy in the fourth quarter of 2017. Pricing actions in mid-2017, primarily due to higher steel and installation costs, as well as higher demand for gas tankless water heaters and water treatment products, contributed to higher sales and were partially offset by a significant decline in air purification product sales primarily due to improved air quality in China.

First quarter segment earnings of $36.1 million were approximately 11 percent higher than the $32.5 million earned in last year’s first quarter. Higher China sales, including the price increase, were partially offset by higher steel costs, selling and engineering expenses associated with new product development and the negative impact to earnings from lower air purification product sales.

Currency translation added approximately $3 million to segment earnings compared with rates in the first quarter of 2017. Segment margin was 12.3 percent in the first quarter, a modest decrease from first quarter 2017 margin of 12.5 percent.

Share repurchase and other items

During the first quarter, the company repurchased approximately 520,000 shares of common stock for a total of $33 million. Approximately 1.9 million shares remained on the company’s existing repurchase authority as of March 31.

The company’s leverage at the end of the first quarter, as measured by the ratio of total debt to total capital, declined to 14.6 percent from 20.0 percent at the end of 2017. The reduction was partially due to the repatriation of over $210 million of cash from outside the U.S., which was used to pay down floating rate debt. Cash provided by operations during the first quarter was $43.2 million; the company used $11.5 million in cash during the first quarter of last year. First quarter 2018 cash flow benefited from higher adjusted net earnings and smaller increases in working capital compared with one year ago. At the end of March, the company had cash and marketable securities balances totaling $679.7 million located offshore; its net cash position was approximately $386.5 million.

The company’s effective income tax rate in the first quarter of 2018 was 21.2 percent, lower than the 27.2 percent rate during the 2017 first quarter. The lower rate was due to lower federal income taxes resulting from the U.S. Tax Cut and Jobs Act (U.S. Tax Reform), which was partially offset by lower stock-based compensation tax benefits. The lower effective income tax rate benefitted first quarter 2018 earnings by $0.04 per share compared with 2017 rates.

Outlook for 2018

“After one quarter, our outlook for our global water heating and water treatment products is positive,” Rajendra said. “We expect organic growth, supported by stable water heater replacement demand, will result in sales growth for the year between 10 and 10.75 percent. This leads us to increase our adjusted 2018 earnings guidance to a range of $2.55 to $2.61 per share. The midpoint of our adjusted 2018 earnings guidance represents a 19 percent increase over 2017 adjusted earnings per share,” Rajendra concluded.

A. O. Smith will broadcast a live conference call at 10:00 a.m. Eastern Daylight time today. The call can be heard on the company’s web site, www.aosmith.com, and an audio replay of the call will be available on the web site following the live event.

Forward-looking statements

This release contains statements that the company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” “guidance” or words of similar meaning. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Important factors that could cause actual results to differ materially from these expectations include, among other things, the following: a slowdown in the growth rate of the Chinese economy or our key markets and/or a decline in the growth rate of consumer spending in China; potential weakening in the high efficiency boiler segment in the U.S.; significant volatility in raw material prices; inability of the company to implement or maintain pricing actions; potential weakening in U.S. residential or commercial construction or instability in the company’s replacement markets; foreign currency fluctuations; the company’s inability to successfully integrate or achieve its strategic objectives resulting from acquisitions; competitive pressures on the company’s businesses; negative impact to the company’s businesses from international tariffs and trade disputes; the impact of potential information technology or data security breaches; changes in government regulations or regulatory requirements; the impact of U.S. Tax Reform and projections for effective tax rates and one-time expenses under the new law and adverse developments in general economic, political and business conditions in key regions of the world. Forward-looking statements included in this press release are made only as of the date of this release, and the company is under no obligation to update these statements to reflect subsequent events or circumstances. All subsequent written and oral forward-looking statements attributed to the company, or persons acting on its behalf, are qualified entirely by these cautionary statements.

A. O. Smith Corporation, with headquarters in Milwaukee, Wis., is a global leader applying innovative technology and energy-efficient solutions to products manufactured and marketed worldwide. Listed on the NYSE, the company is one of the world’s leading manufacturers of residential and commercial water heating equipment, as well as a manufacturer of water treatment and air purification products. For more information visit www.aosmith.com.

A. O. SMITH CORPORATION

Statement of Earnings

(condensed consolidated financial statements -

dollars in millions, except share data)

(unaudited)

	Three Months Ended March 31,

	2018	2017
Net sales	$788.0	$740.0
Cost of products sold	466.5	439.1

Gross profit	321.5	300.9
Selling, general and administrative expenses	192.9	183.2
Restructuring and impairment expenses	6.7	—
Interest expense	2.3	2.2
Other income	(5.8)	(4.9)

Earnings before provision for income taxes	125.4	120.4
Provision for income taxes	26.6	32.7

Net earnings	$98.8	$87.7

Diluted earnings per share of common stock	$0.57	$0.50

Average common shares outstanding (000’s omitted)	173,351	175,420

A. O. SMITH CORPORATION

Balance Sheet

(dollars in millions)

	(unaudited)
	March 31,	December 31,
	2018	2017
ASSETS:
Cash and cash equivalents	$241.9	$346.6
Marketable securities	437.8	473.4
Receivables	638.8	592.7
Inventories	287.1	297.0
Other current assets	63.5	57.2

Total Current Assets	1,669.1	1,766.9
Net property, plant and equipment	538.1	528.9
Goodwill and other intangibles	820.4	825.4
Other assets	79.3	76.2

Total Assets	$3,106.9	$3,197.4

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Trade payables	$522.1	$535.0
Accrued payroll and benefits	56.8	90.8
Accrued liabilities	136.6	116.0
Product warranties	44.0	44.5
Debt due within one year	7.4	7.5

Total Current Liabilities	766.9	793.8
Long-term debt	285.8	402.9
Pension liabilities	41.2	48.1
Other liabilities	304.6	307.7
Stockholders’ equity	1,708.4	1,644.9

Total Liabilities and Stockholders’ Equity	$3,106.9	$3,197.4

A. O. SMITH CORPORATION

Statement of Cash Flows

(dollars in millions)

(unaudited)

	Three Months Ended March 31,
	2018	2017
Operating Activities
Net earnings	$98.8	$87.7
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation & amortization	17.9	16.9
Stock based compensation expense	6.5	5.9
Net changes in operating assets and liabilities, net of acquisitions:
Current assets and liabilities	(70.4)	(119.3)
Noncurrent assets and liabilities	(9.6)	(2.7)

Cash Provided by (Used in) Operating Activities	43.2	(11.5)
Investing Activities
Capital expenditures	(17.3)	(16.8)
Investment in marketable securities	(84.7)	(136.0)
Net proceeds from sale of marketable securities	136.9	134.9

Cash Provided by (Used in) Investing Activities	34.9	(17.9)
Financing Activities
Debt (repaid) incurred	(117.3)	45.7
Common stock repurchases	(33.1)	(30.1)
Net (payments) proceeds from stock option activity	(1.4)	1.2
Dividends paid	(31.0)	(24.4)

Cash Used In Financing Activities	(182.8)	(7.6)

Net decrease in cash and cash equivalents	(104.7)	(37.0)
Cash and cash equivalents - beginning of period	346.6	330.4

Cash and Cash Equivalents - End of Period	$241.9	$293.4

A. O. SMITH CORPORATION

Business Segments

(dollars in millions)

(unaudited)

	Three Months Ended March 31,
	2018	2017
Net sales
North America	$501.7	$487.3
Rest of World	293.8	259.5
Inter-segment sales	(7.5)	(6.8)

	$788.0	$740.0

Earnings
North America (1)	$106.0	$104.2
Rest of World	36.1	32.5
Inter-segment earnings elimination	(0.1)	(0.1)

	142.0	136.6
Corporate expense	(14.3)	(14.0)
Interest expense	(2.3)	(2.2)

Earnings before income taxes	125.4	120.4
Tax provision	26.6	32.7

Net earnings	$98.8	$87.7

(1) includes restructuring and impairment expenses of:	$6.7	$—

A. O. SMITH CORPORATION

Adjusted Earnings and Adjusted EPS

(dollars in millions, except per share data)

(unaudited)

The following is a reconciliation of net earnings and diluted EPS to adjusted earnings (non-GAAP) and adjusted EPS (non-GAAP):

	Three Months Ended March 31,
	2018	2017
Net Earnings (GAAP)	$98.8	$87.7
Restructuring and impairment expenses, before tax	6.7	—
Tax effect of restructuring and impairment expenses	(1.7)	—

Adjusted Earnings	$103.8	$87.7

Diluted EPS (GAAP)	$0.57	$0.50
Restructuring and impairment expenses per diluted share, before tax	0.04	—
Tax effect of restructuring and impairment expenses per diluted share	(0.01)	—

Adjusted EPS	$0.60	$0.50

A. O. SMITH CORPORATION

Adjusted Segment Earnings

(dollars in millions)

(unaudited)

The following is a reconciliation of reported segment earnings to adjusted segment earnings (non-GAAP):

	Three Months Ended March 31,
	2018	2017
Segment Earnings (GAAP)
North America	$106.0	$104.2
Rest of World	36.1	32.5
Inter-segment earnings elimination	(0.1)	(0.1)

Total Segment Earnings (GAAP)	$142.0	$136.6

Adjustments:
North America restructuring and impairment expenses	$6.7	$—
Rest of World	—	—
Inter-segment earnings elimination	—	—

Total Adjustments	$6.7	$—

Adjusted Segment Earnings
North America	$112.7	$104.2
Rest of World	36.1	32.5
Inter-segment earnings elimination	(0.1)	(0.1)

Total Adjusted Segment Earnings	$148.7	$136.6

A. O. SMITH CORPORATION

Adjusted 2018 EPS Guidance and Adjusted 2017 EPS

(unaudited)

The following is a reconciliation of diluted EPS to adjusted EPS (non-GAAP) (all items are net of tax):

	2018
	Guidance	2017
Diluted EPS (GAAP)	$2.52 - 2.58	$1.70
Restructuring and impairment expenses per diluted share	0.03	—
U.S. Tax Reform income tax expense per diluted share	—	0.47

Adjusted EPS	$2.55 - 2.61	$2.17